EXHIBIT 99.1

[LOGO OF USI HOLDINGS CORPORATION]

FOR IMMEDIATE RELEASE	Contact: Robert S. Schneider

U.S.I. Holdings Corporation 914-747-8702 rschneider@usi.biz

U.S.I. Holdings Corporation Reports Record First Quarter Results

San Francisco, CA, May 1, 2003 – U.S.I. Holdings Corporation (“USI”), (NASDAQ:USIH) today reported record financial results for the first quarter ended March 31, 2003.

Net income from continuing operations for the quarter increased $18.8 million to $4.9 million from a loss of $13.9 million recorded during the same period in 2002. Results for the period were positively affected by (i) reduction in compensation and other operating expenses principally due to the integration efforts and other charges in the first quarter of 2002, (ii) improvement in performance in the operations, and (iii) the reduction in interest expense principally due to debt reduction from $241.2 million to $140.4 million, down 41.8% from a year ago.

Revenues for the quarter increased $5.3 million, or 6.8%, to $82.6 million from $77.3 million recorded during the same period in 2002. Excluding the impact of an acquired business, revenues for the quarter increased 6.6%.

Beginning in 2001, USI implemented a plan for improving operational efficiencies. The ongoing execution of these strategies improved EBITDA margin (EBITDA as a percentage of revenues) for the quarter to 19.8% compared to 1.5% recorded during the same period in 2002. USI defines EBITDA as revenues less compensation and employee benefits and other operating expenses. In the first quarter of 2002, EBITDA margin was negatively impacted by expenses principally related to integration efforts and other charges of $9.7 million. In the first quarter of 2003, there were no expenses incurred related to integration efforts or other charges.

Net income from continuing operations was $0.11 per share on a basic and diluted basis for the quarter. The per share data was significantly impacted by the consummation of USI’s initial public offering on October 25, 2002, which resulted in all of the outstanding preferred stock being converted into common stock. As a result, the comparison of weighted average shares and per share data for the first quarter of 2003 as compared to the same period in 2002 is not meaningful.

The income tax provision from continuing operations for the first quarter of 2003 reflects a tax provision of 10.0% related to state and local income taxes. Federal income taxes have not been provided due to the net operating loss carry forwards available from prior year losses. After the utilization of the federal net operating loss carry forwards into 2004, USI’s normalized income tax provision should approximate 41.0%. The income tax provision in 2002 also related only to state and local income taxes.

During the first quarter of 2003, USI acquired the Guild Agency of Jericho, New York. The Guild Agency specializes in providing insurance services to the not-for-profit industry sector and generated approximately $2.4 million in revenues in the 2002 calendar year. The acquisition was effective on February 28, 2003.

“When USI went public, we stated that we had three key performance objectives - consistent organic revenue growth, margin expansion, and disciplined acquisition growth,” said David L. Eslick, Chairman, President and CEO. Mr. Eslick added, “We have a focused plan for execution and our first quarter results are solid evidence on our ability to deliver. We are committed to this balanced focus on growth and the expected results from the execution of our plan.”

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent USI’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of USI’s control. It is possible that USI’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning USI and its business, including factors that potentially could materially affect USI’s financial results, are contained in USI’s filings with the Securities and Exchange Commission. Some factors include: general economic conditions around the country; downward commercial property and casualty premium pressures; the competitive environment; the integration of USI’s operations with those businesses or assets USI has acquired or may acquire in the future and the failure to realize the expected benefits of such integration; future regulatory actions and conditions in the states in which it conducts its business; USI’s level of indebtedness and debt service requirements; and USI’s ability to attract and retain key sales and management professionals. USI’s ability to grow has been enhanced through acquisitions, which may or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to USI. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

This press release includes supplemental financial information which may contain references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this financial information to accounting principles generally accepted in the United States (GAAP) information follows. USI presents such non-GAAP supplemental financial information because such information is of interest to the investment community owing to the fact that it provides additional meaningful methods of evaluating certain aspects of the USI’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the USI’s consolidated statements of operations for the three months ended March 31, 2003 and 2002.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a distributor of insurance and financial products and services principally to small and mid-sized businesses throughout the United States. USI operates out of 61 offices in 20 states. Additional information about USI, including instructions for the quarterly conference call, may be found at www.usi.biz.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2003	2002
	(Amounts in Thousands, Except Per Share Data )
Revenues:
Commissions and fees	$82,046	$76,539
Investment income	513	740

Total Revenues	82,559	77,279

Expenses:
Compensation and employee benefits	48,737	57,548
Change in value of stock appreciation rights	—	314
Other operating expenses	17,486	18,608
Amortization of intangible assets	5,164	4,963
Depreciation	2,567	4,151
Interest	3,088	4,908

Total Expenses	77,042	90,492

Income (loss) from continuing operations before income tax expense	5,517	(13,213)
Income tax expense	552	640

Net Income (Loss) From Continuing Operations	4,965	(13,853)
Income (loss) from discontinued operations, net	5	(5,229)

Net Income (Loss)	$4,970	$(19,082)

Reconciliation of Net Income (Loss) to Net Income (Loss)
Available to Common Stockholders:
Net income (loss)	$4,970	$(19,082)
Change in aggregate liquidation preference of preferred stock	—	(5,751)

Net Income (Loss) Available to Common Stockholders	$4,970	$(24,833)

Per Share Data—Basic and Diluted:
Net income (loss) from continuing operations	$0.11	$(26.00)
Income (loss) from discontinued operations	—	(6.94)

Net Income (Loss) Per Common Share	$0.11	$(32.94)

Weighted Average Number of Shares Outstanding:
Basic	44,667	754
Diluted	44,769	33,672

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2003	December 31, 2002
	(Amounts in Thousands, Except Per Share Data)
ASSETS
Current assets:
Cash and cash equivalents	$14,477	$21,374
Fiduciary funds—restricted	71,561	77,931
Premiums and commissions receivable, net of allowance for bad debts of $1,693 and $1,730, respectively	146,901	161,450
Receivable from sale of discontinued operations	1,713	1,713
Other	13,732	12,304
Current assets held for discontinued operations	695	1,063

Total current assets	249,079	275,835
Goodwill (net of accumulated amortization of $40,195 for 2003 and 2002, respectively)	191,693	188,110
Other intangible assets:
Expiration rights	182,448	178,911
Covenants not-to-compete	39,171	38,671
Other	5,842	3,701

	227,461	221,283
Accumulated amortization	(134,426)	(129,263)

	93,035	92,020
Property and equipment, net	20,174	20,961
Other assets	2,695	2,551
Asset held for discontinued operations	29	29

Total Assets	$556,705	$579,506

LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Premiums payable to insurance companies	$159,671	$179,032
Accrued expenses	35,985	49,293
Current portion of long-term debt	36,887	32,871
Other	8,082	5,937
Current liabilities held for discontinued operations	1,017	1,472

Total current liabilities	241,642	268,605
Long-term debt	103,499	103,964
Other liabilities	1,445	2,836

Total Liabilities	346,586	375,405

Commitments and contingencies

Redeemable common stock—par value $.01, 2,208 shares issued and outstanding	21,302	21,302

Stockholders’ equity:
Common stock—voting—par $.01, 300,000 shares authorized; 42,535 and 42,440 shares issued and outstanding, respectively	425	424
Common stock—nonvoting—par $.01, 10,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	481,129	480,082
Retained deficit	(292,737)	(297,707)

Total Stockholders’ Equity	188,817	182,799

Total Liabilities, Redeemable Securities and Stockholders’ Equity	$556,705	$579,506

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

CALCULATION OF EBITDA AND NET INCOME (LOSS) PLUS AMORTIZATION OF INTANGIBLE ASSETS

	For the Three Months Ended March 31,
	2003		2002
	(Amounts in Thousands)
Revenues	$82,559		$77,279
Compensation and employee benefits	48,737		57,548
Other operating expenses	17,486		18,608

EBITDA (a)	16,336	19.8%	1,123	1.5%
Change in value of stock appreciation rights	—		314
Amortization of intangible assets	5,164		4,963
Depreciation	2,567		4,151
Interest	3,088		4,908

Income (loss) from continuing operations before income tax expense	5,517	6.7%	(13,213)	-17.1%
Income tax expense	552		640

Net Income (Loss) From Continuing Operations	4,965		(13,853)
Income (loss) from discontinued operations, net	5		(5,229)

Net Income (Loss) in accordance with GAAP	4,970		(19,082)
Addback:
Amortization of Intangible Assets	5,164		4,963

Net Income (Loss) plus Amortization of Intangible Assets (b)	$10,134		$(14,119)

(a)	USI defines EBITDA as revenues less compensation and employee benefits and other operating expenses. USI presents EBITDA because it is a relevant and useful indicator of operating profitability and ability to incur and service debt. EBITDA is relevant owing to USI's leveraged approach to its capital structure and resulting significant amount of interest expense, and USI's accounting for all acquisitions using the purchase method of accounting and resulting significant amount of amortization of intangible assets. EBITDA margin (EBITDA as a percentage of revenues) is presented because it is a relevant and useful indicator in understanding operating efficiency. These financial measures should not be considered as an alternative to other financial measures determined in accordance with GAAP.

(b)	USI presents Net Income (Loss) plus Amortization of Intangible Assets because it is a relevant and useful indicator of ability to generate earnings. Net Income (Loss) plus Amortization of Intangible Assets is relevant owing to the significant amout of amortization of intangible assets resulting from accounting for all acquisitions using the purchase method of accounting. This financial measure should not be considered as an alternative to other financial measures determined in accordance with GAAP.

U.S.I. HOLDINGS CORPORATION AND SUBSIDIARIES

CALCULATION OF REVENUE GROWTH, EXCLUDING ACQUIRED BUSINESS

	For the Three Months Ended March 31,
			Change
	2003	2002	Amount	Percent
	(Amounts in Thousands)
Revenues, per GAAP results	$82,559	$77,279	$5,280	6.8%

Less— Acquired Business	(180)	0	(180)

Revenues, as Adjusted	$82,379	$77,279	$5,100	6.6%